EXHIBIT 99.1

Kaival Brands Reports Fiscal 2022 First Quarter Financial Results

The Company Expects Increased Distribution Following Granting of Judicial Stay of FDA's Marketing Denial Order

GRANT, FL – March 17, 2022 – Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company,” or “we”), the exclusive global distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), which are intended for adults 21 and over, today announced its financial results for the fiscal 2022 first quarter ended January 31, 2022.

Corporate Updates Subsequent to the Fiscal First Quarter 2022

●	Judicial Stay of Bidi Vapor’s Marketing Denial Order (“MDO”) was granted on February 1, 2022. The court-ordered stay means that the MDO, which covered the non-tobacco flavored BIDI® Sticks, is not legally in force. Accordingly, Kaival Brands anticipates being able to continue marketing and selling all eleven BIDI® Stick products, subject to the U.S. Food and Drug Administration’s (“FDA”) enforcement discretion, while Bidi Vapor continues with its merits case challenging the legality of the MDO. FDA has indicated that it is prioritizing enforcement against companies that have either not submitted PMTAs, or whose PMTAs have been refused acceptance or filing by FDA, or whose PMTAs remain subject to MDOs.

●	The Company regained compliance with Nasdaq’s minimum bid price listing requirement pursuant to Nasdaq Listing Rule 5550(a)(2) on February 18, 2022.

●	The Company continues to pursue international distribution and expects to provide an update in the second quarter of 2022.

Management Comments

Commenting on the judicial stay of Bidi Vapor’s MDO, Niraj Patel, Chief Executive Officer and Found of Kaival Brands and Bidi Vapor stated, “This is a significant event not only for Kaival Brands and Bidi Vapor, but the entire industry. The judicial stay granted in February allows us to resume sale of all eleven products in the BIDI® Stick lineup. We are excited to return our flavored products to the shelves of PACT-act compliant retailers so our adult consumers can enjoy their preferred flavors once again. As a result of the judicial stay, we expect revenues to continue to resume an upward trajectory as renewed distribution ramps up and sales of flavored BIDI® Sticks increase.”

In addition to the expected renewed revenues from sales of flavors, the Company also applauds the recent bi-partisan effort by Congress to give FDA authority over synthetic nicotine. The Company, along with Bidi Vapor, prioritizes regulatory compliance to ensure high standards for product quality.

“Products in the vaping space should be developed and placed in the market under a high degree of supervision, such as the FDA's Premarket Tobacco Application process or the FDA's drug-approval process. We anticipate that as the FDA begins enforcement against illegally-marketed and synthetic-nicotine vaping products, there may be an increased demand for compliant and legal vaping products, such as the BIDI® Stick,” said Mr. Patel.

Financial Results for Fiscal First Quarter 2022

Revenues: Revenues, net for the first quarter of fiscal year 2022 were approximately $2.8 million, compared to $37.4 million in the same period of the prior fiscal year. Revenues significantly decreased in the first quarter of fiscal year 2022, compared to the same period of the prior fiscal year, primarily due to (i) Bidi Vapor’s receipt of the MDO, which limited the Company’s ability during the first quarter of fiscal year 2022 to sell flavored BIDI® Sticks in the United States and caused (and continues to cause) the Company irreparable harm and (ii) increased competition, which the Company believes was the result of the lack of enforcement by federal and state authorities against sub-par and low-priced vaping products that continued to enter the market illegally without FDA authorization.

Cost of Revenue, net and Gross Profit (Loss): Gross loss in the first quarter of fiscal year 2022 was approximately ($700,000), or approximately (24.3%), of revenues, net, compared to $4.8 million gross profit, or approximately 11.2%, of revenues, net, for the first quarter of fiscal year 2021. Total cost of revenue, net was approximately $3.5 million, or approximately 124.3%, of revenue, net for the first quarter of fiscal year 2022, compared to $32.6 million, or approximately 87.2%, of revenue, net for the first quarter of fiscal year 2021. The decrease in gross profit is primarily driven by the decrease in overall sales and the recognition of accumulated year-to-date credits/discounts/rebates given to customers of approximately $854,000, resulting in an offset to revenue, net, during the first quarter of fiscal year 2022.

Operating Expenses: Total operating expenses were approximately $2.1 million for the first quarter of fiscal year 2022, compared to approximately $4.4 million for the first quarter of fiscal year 2021. Operating expenses consisted primarily of advertising and promotion fees of approximately $593,000, professional fees totaling $481,000 and general and administrative expenses of approximately $1.0 million. General and administrative expenses in the first quarter of fiscal year 2022 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, banking fees, business fees and state and franchise taxes. For the first quarter of fiscal year 2021, operating expenses consisted primarily of advertising and promotion fees of approximately $958,000, professional fees totaling approximately $2.5 million and, general and administrative expenses of approximately $942,000. General and administrative expenses in the first quarter of fiscal year 2021 consisted primarily of salaries and wages, stock option expense, insurance, banking fees, business fees, and other service fees.

Income Taxes: During the first quarter of fiscal year 2022, we did not accrue for income taxes, due to the pre-tax loss of approximately ($2.8) million, compared to a tax provision of approximately $106,000 for the first quarter of fiscal year 2021, due to the amount of pre-tax income for that three-month period. The reduction from the first quarter of fiscal year 2021 was due to the pre-tax operating loss recognized during the first quarter of fiscal year 2022.

Net Loss: As a result of decreased revenue, the net loss for the first quarter of fiscal year 2022 was approximately ($2.8) million, or ($0.09) basic and diluted loss per share, compared to net income of approximately $0.3 million, or $0.01 basic and diluted earnings per share, for the first quarter of fiscal year 2021. The decrease in net income for the first quarter of fiscal year 2022, as compared to the first quarter of fiscal year 2021, is primarily attributable to the decreased revenues and customer credits/discounts/rebates.

Cash Position: As of January 31, 2022, the Company had working capital of approximately $13.9 million total cash of $5.7 million.

Liquidity and Capital Resources: Cash flow used in operations was approximately $(2.1) million for the first three months of fiscal year 2022, compared to $(5.4) million used in operations for the first three months of fiscal year 2021. The decrease in cash flow used in operations for the first three months of fiscal year 2022 compared to the first three months of fiscal 2021 was primarily due to the use of cash resulting from a very significant increase in accounts receivable of approximately ($11.3) million as the result of very significant sales that occurred during the first three months of fiscal year 2021, offset to a lesser degree by the growth of accounts payable – related party of $4.8 million and stock based compensation of approximately of $1.1 million.

Cash flow used in financing activities was approximately $35,800 for the first three months of fiscal year 2022, compared to $30,500 for the first three months of fiscal year 2021. The cash used in financing activities for the first three months of fiscal year of 2022 and fiscal year 2021 consisted of cash used for the settlement of restricted stock units issued to employees.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premier device, the BIDI® Stick, is a premium product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

For more information, visit www.bidivapor.com

ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.ir.kaivalbrands.com

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the timing and results of Bidi Vapor’s appeal of the FDA’s PMTA determinations; the scope of future FDA enforcement of regulations in the ENDS industry; the FDA’s approach to the regulation of synthetic nicotine and its impact on our business; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributors or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Kaival Brands

Ir.kaivalbrands.com

investors@kaivalbrands.com